Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors Cheniere Energy Partners GP, LLC and Unitholders of Cheniere Energy Partners, L.P.:

We consent to the incorporation by reference in the registration statements (Nos. 333-183780 and 333-183986) on Form S-3 and the registration statement (No. 333-151155) on Form S-8 of Cheniere Energy Partners, L.P. and subsidiaries of our reports dated February 18, 2016, with respect to the consolidated balance sheets of Cheniere Energy Partners, L.P. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, partners’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, and the related financial statement schedule I for each of the years in the two-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Cheniere Energy Partners, L.P. and subsidiaries.

/s/ KPMG LLP
KPMG LLP

Houston, Texas
February 18, 2016